                                                                   Exhibit 10.32

                               SEVERANCE AGREEMENT

      THIS SEVERANCE AGREEMENT (this "Agreement"), dated as of __, 2004, by and between National Processing, Inc., an Ohio corporation (the "Company"), and _______ (the "Executive"). This Agreement supersedes any other Severance Agreement between the Company and the Executive.

                                   WITNESSETH:

      WHEREAS, the Executive is a senior executive of the Company and/or a Subsidiary (as defined below) and has made and is expected to continue to make major contributions to the profitability, growth and financial strength of the Company;

      WHEREAS, the Company recognizes that, as is the case of most companies, the possibility of a Change in Control exists;

      WHEREAS, the Company desires to assure itself of both present and future continuity of management and desires to establish certain minimum severance benefits for certain of its senior executive officers and other key employees, including the Executive, applicable in the event of a Change in Control;

      WHEREAS, the Company wishes to ensure that its senior executives and other key employees are not practically disabled from discharging their duties in respect of a proposed or actual transaction involving a Change in Control; and

      WHEREAS, the Company desires to provide additional inducement for the Executive to continue to remain in the ongoing employ of the Company.

      NOW, THEREFORE, the Company and the Executive agree as follows:

      1. CERTAIN DEFINED TERMS: In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

            (a) "Base Pay" means the Executive's annual base salary at a rate not less than the Executive's annual fixed or base compensation as in effect for Executive immediately prior to the occurrence of a Change in Control or such higher rate as may be in effect from time to time.

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                                                                   Exhibit 10.32

            (b)   "Cause" means that, prior to any termination pursuant to
                  Section 3(a) hereof, the Executive shall have committed:

                  (i) an intentional act of fraud, embezzlement or theft in connection with his/her duties or in the course of his/her employment with the Company or any Subsidiary;

                  (ii) intentional wrongful damage to property of the Company or any Subsidiary;

                  (iii) intentional wrongful disclosure of secret processes or confidential information of the Company or any Subsidiary; or

                  (iv) intentional wrongful engagement in any Competitive Activity; and any such act shall have been harmful to the Company. For purposes of this Agreement, no act or failure to act on the part of the Executive shall be deemed "intentional" if it was due primarily to an error in judgment or negligence, but shall be deemed "intentional" only if done or omitted to be done by the Executive not in good faith and without reasonable belief that his/her action or omission was in the best interest of the Company. Nothing herein will limit the right of the Executive or his/her beneficiaries to contest the validity or propriety of any such determination.

            (c) "Change in Control" means the occurrence during the Term of either of the following events:

                  (i) The Company is merged, consolidated or reorganized into or with another corporation or other legal person other than NCC, a successor of NCC (direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) ("Successor"), or an affiliate of NCC or of a Successor and as a result of such merger, consolidation or reorganization less than thirty percent of the combined voting power of the then outstanding securities of such resulting corporation or person immediately after such transaction are held by NCC, a Successor or an affiliate of NCC or of a Successor; or

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                                                                   Exhibit 10.32

                  (ii) The Company sells or otherwise transfers all or substantially all of its assets or the Company causes or permits the sale or transfer of all or substantially all of the assets of any Subsidiary that has assets equal to or greater than eighty percent of the total assets of the Company, as reported on a consolidated basis, to another corporation or other legal person, and as a result of such sale or transfer less than thirty percent of the combined voting power of the then outstanding Voting Stock of such corporation or person immediately after such sale or transfer is held by NCC, a Successor or an affiliate of NCC or of a Successor, provided, however, that a Change in Control of NCC determined by the standards set forth herein or otherwise shall not constitute a Change in Control of the Company.

            (d) "Competitive Activity" means the Executive's participation, without the written consent of an officer of the Company, in the management of any business enterprise if such enterprise engages in competition with the Company. "Competitive Activity" will not include:

                  (i) the mere direct or indirect beneficial ownership by Executive's spouse or parent of securities individually or in the aggregate of less than five percent (5%) of the outstanding equity in any such enterprise and the exercise of rights appurtenant thereto,

                  (ii) participation in the management of any such enterprise other than in connection with the competitive operations of such enterprise or

                  (iii) participation in the management of any such enterprise which has been authorized by the Board of Directors of the Company.

            (e) "Employee Benefits" means the perquisites, benefits and service credit for benefits as provided under any and all employee retirement income and welfare benefit policies, plans, programs or arrangements in which Executive is entitled to participate, including without limitation any stock option, stock purchase, stock appreciation savings, pension, supplemental executive retirement, or other retirement income or welfare benefit, deferred compensation, incentive compensation, group or other life, health medical/hospital or

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                                                                   Exhibit 10.32

                  other insurance (whether funded by actual insurance or self-insured by the Company), disability, salary continuation, expense reimbursement and other employee benefit policies, plans, programs or arrangements that may now exist or any equivalent successor policies, plans, programs or arrangements that may be adopted hereafter, providing perquisites, benefits and service credit for benefits at least as great in the aggregate as are payable thereunder prior to a Change in Control.

            (f) "Incentive Pay" means an annual amount equal to not less than the highest aggregate annual bonus, incentive or other payments of cash compensation (including, without limitation, payments made pursuant to Company's long-term incentive plan and short-term incentive plan, if any), in addition to Base Pay, made or to be made in regard to services rendered in any calendar year during the three calendar years immediately preceding the year in which the Change in Control occurred pursuant to any bonus, incentive, profit-sharing, performance, discretionary pay or similar agreement, policy, plan, program or arrangement (whether or not funded), or any successor thereto providing benefits at least as great as the benefits payable thereunder prior to a Change in Control.

            (g)   "NCC" means National City Corporation, a Delaware corporation.

            (h) "Severance Period" means the period of time commencing on the date of an occurrence of a Change in Control and continuing until the earliest of:

                  (i) the second anniversary of the occurrence of the Change in Control ;

                  (ii)  the Executive's death, or

                  (iii) the Executive's attainment of age 65.

            (i) "Subsidiary" means an entity in which Company directly or indirectly beneficially owns 50% or more of the outstanding Voting Stock.

            (j) "Term" means the period commencing as of the date hereof and expiring as of the later of:

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                                                                   Exhibit 10.32

                  (i)   the close of business on May 15, 2006, or

                  (ii) the expiration of the Severance Period; PROVIDED, HOWEVER, that (A) commencing on May 15, 2005 and each May 15 thereafter, the Term of this Agreement will automatically be extended for an additional year unless, not later than December 31 of the immediately preceding year, the Company or the Executive shall have given notice that it or the Executive, as the case may be, does not wish to have the Term extended and (B) except as otherwise provided in the last sentence of Section 7, if, prior to a Change in Control, the Executive ceases for any reason to be an employee of the Company or any Subsidiary, thereupon without further action the Term shall be deemed to have expired and this Agreement will immediately terminate and be of no further effect. For purposes of this Section 1(j), the Executive shall not be deemed to have ceased to be an employee of the Company or any Subsidiary by reason of the transfer of Executive's employment between the Company and any Subsidiary, or among any Subsidiaries.

            (k) "Voting Stock" means the then outstanding securities entitled to vote generally in the election of directors of the Company.

      2. OPERATION OF AGREEMENT: This Agreement will be effective and binding immediately upon its execution, but, anything in this Agreement to the contrary notwithstanding, this Agreement will not be operative unless and until a Change in Control occurs, whereupon without further action this Agreement shall become immediately operative.

      3.    TERMINATION FOLLOWING A CHANGE IN CONTROL:

            (a) In the event the Company, a Subsidiary or a successor of the Company (direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) terminates the Executive's employment during the Severance Period, the Executive will be entitled to the severance compensation provided by Section 4; PROVIDED, HOWEVER, that the Executive shall not be entitled to the severance compensation provided by Section 4 hereof only upon the occurrence of one or more of the following events:

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                                                                   Exhibit 10.32

                  (i) The Executive's death occurring prior to termination of his/her employment;

                  (ii) Prior to the termination of his/her employment, the Executive becomes permanently disabled within the meaning of, and begins actually to receive disability benefits pursuant to, the long-term disability plan in effect for, or applicable to, Executive immediately prior to the Change in Control; or

                  (iii) Cause.

            (b) In the event of the occurrence of a Change in Control, the Executive may terminate employment with the Company and any Subsidiary during the Severance Period with the right to severance compensation as provided in Section 4 upon the occurrence of one or more of the following events (regardless of whether any other reason for such termination exists or has occurred, including without limitation other employment):

                  (i) Failure to elect or reelect or otherwise to maintain the Executive in the office or the position, or a substantially equivalent or higher level office or position, of or with the Company and/or a Subsidiary, as the case may be, which the Executive held immediately prior to a Change in Control, or the removal of the Executive as a Director of the Company (or any successor thereto) if the Executive shall have been a Director of the Company immediately prior to the Change in Control;

                  (ii) (I) A significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position with the Company and any Subsidiary which the Executive held immediately prior to the Change in Control; (II) a reduction in the aggregate of the Executive's Base Pay and the formula for determining Incentive Pay received from the Company and any Subsidiary; or (III) the termination or denial of the Executive's rights to Employee Benefits or a reduction in the scope or value thereof, which situation is not remedied within 10 calendar days after written notice to the Company from the Executive;

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                                                                   Exhibit 10.32

                  (iii) A determination by the Executive (which determination will be conclusive and binding upon the parties hereto provided it has been made in good faith and in all events will be presumed to have been made in good faith unless otherwise shown by the Company by clear and convincing evidence) that a change in circumstances has occurred following a Change in Control, including, without limitation, a change in the scope of the business or other activities for which the Executive was responsible immediately prior to the Change in Control, which has rendered the Executive substantially unable to carry out, has substantially hindered Executive's performance of, or has caused Executive to suffer a substantial reduction in, any of the authorities, powers, functions, responsibilities or duties attached to the position held by the Executive immediately prior to the Change in Control, which situation is not remedied within 10 calendar days after written notice to the Company from the Executive of such determination;

                  (iv) The liquidation, dissolution, merger, consolidation or reorganization of the Company or any Subsidiary by which Executive is employed or transfer of all or substantially all of its business and/or assets, unless the successor or successors (by liquidation, merger, consolidation, reorganization, transfer or otherwise) to which all or substantially all of its business and/or assets have been transferred (directly or by operation of law) assumed all duties and obligations of the Company under this Agreement pursuant to Section 9(a);

                  (v) The Company or any Subsidiary by which Executive is employed relocates its principal executive offices, or requires the Executive to have his/her principal location of work changed, to any location which is in excess of 25 miles from the location thereof immediately prior to the Change of Control, or requires the Executive to travel away from his/her office in the course of discharging his/her responsibilities or duties hereunder at least 20% more (in terms of aggregate days in any calendar year or in any calendar quarter when annualized for purposes of comparison to any prior year) than was required of Executive in any of the three full years immediately

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                                                                   Exhibit 10.32

                        prior to the Change in Control without, in either case, his/her prior written consent; or

                  (vi) Without limiting the generality or effect of the foregoing, any material breach of this Agreement by the Company or any successor thereto.

            (c) A termination by the Company pursuant to Section 3(a) or by the Executive pursuant to Section 3(b) will not affect any rights which the Executive may have pursuant to any agreement, policy, plan, program or arrangement of the Company providing Employee Benefits, which rights shall be governed by the terms thereof.

      4.    SEVERANCE COMPENSATION:

            (a) If, following the occurrence of a Change in Control, the Company or any Subsidiary by which Executive is employed terminates the Executive's employment during the Severance Period other than pursuant to Section 3(a)(i), 3(a)(ii) or 3(a)(iii), or if the Executive terminates his/her employment pursuant to Section 3(b), the Company will pay to the Executive the following amounts within five business days after the date (the "Termination Date") that the Executive's employment is terminated (the effective date of which shall be the date of termination, or such other date that may be specified by the Executive if the termination is pursuant to
                  Section 3(b)) and continue to provide to the Executive the following benefits:

                  (i) A lump sum payment (the "Severance Payment") in an amount equal to two (2) times the sum of (A) Base Pay (at the highest rate in effect for any period prior to the Termination Date), plus (B) Incentive Pay (determined in accordance with the standards set forth in Section 1(f)) less the sum of (A) any and all payments received by the Executive from the Company, any Subsidiary, NCC, a Successor or an affiliate of NCC or a Successor following the occurrence of a Change in Control plus (B) any future payments to be made to the Executive in accordance with any employment agreements or contracts between the Company, a Subsidiary, NCC or its affiliates, or a Successor and the Executive (specifically excluding payments from any deferred compensation plan).

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

                                                                   Exhibit 10.32

                  (ii) (A) For twenty-four (24) months (the "Continuation Period") following the occurrence of a Change in Control, the Company will arrange to provide the Executive with Employee Benefits that are welfare benefits (but not stock option, stock purchase, stock appreciation or similar compensatory benefits) substantially similar to those which the Executive was receiving or entitled to receive immediately prior to the occurrence of a Change in Control Date, and (B) such continuation Period will be considered service with the Company, assuming the amount of Base Pay and Incentive Pay payable to the Executive during the calendar year immediately preceding the year in which the Termination Date occurs, for the purpose of determining service credits and benefits due and payable to the Executive under the Company's retirement, supplemental executive retirement and other benefit plans of the Company applicable to the Executive, his/her dependents or his/her beneficiaries immediately prior to the Termination Date. If beneficiaries and to the extent that any benefit described in subsections (A) and (B) of this Section 4(a)(ii) is not or cannot be paid or provided under any policy, plan, program or arrangement of the Company or any Subsidiary, as the case may be, then the Company will itself pay or provide for the payment to the Executive, his/her dependents and beneficiaries, of such Employee Benefits. Without otherwise limiting the purposes or effect of Section 5, Employee Benefits otherwise receivable by the Executive pursuant to the subsection (A) of this Section 4(a)(ii) will be reduced to the extent comparable welfare benefits are actually received by the Executive from another employer during the Continuation Period, and any such benefits received by the Executive shall be reported by the Executive to the Company.

            (b) There will be no right of set-off or counterclaim in respect of any claim, debt or obligation against any payment to or benefit for the Executive provided for in this Agreement, except as expressly provided in the last sentence of Section 4(a)(ii).

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                                                                   Exhibit 10.32

            (c) Without limiting the rights of the Executive at law or in equity, if the Company fails to make any payment or provide any benefit required to be made or provided hereunder on a timely basis, the Company will pay interest on the amount or value thereof at an annualized rate of interest equal to the so-called composite "prime rate" as quoted from time to time during the relevant period in the Midwest Edition of The WALL STREET JOURNAL. Such interest will be payable as it accrues on demand. Any change in such prime rate will be effective on and as of the date of such change.

            (d) Notwithstanding any other provision hereof, the parties' respective rights and obligations under this Section 4 and under Section 6 will survive any termination or expiration of this Agreement following a Change in Control or the termination of the Executive's employment following a Change in Control for any reason whatsoever.

            (e) If the Executive shall become entitled to the benefits provided by Section 4(a)(i) and Section 4(a)(ii), then the Executive may, by notice to the Company as provided by Section 10, be released from any covenant not-to-compete with the Company that the Executive has theretofore undertaken; provided, however, that if the Executive gives such notice for relief from a covenant not-to-compete, then the benefits provided by Section 4(a)(i) shall be reduced by an amount equal to the sum of (A) Executive's Base Pay (at the highest rate in effect for any period prior to the Termination Date) plus (B) Incentive Pay (determined in accordance with the standards set forth in Section 1(f)) and any remaining benefits to be provided pursuant to Section 4(a)(ii) shall be terminated; and provided further, however, that if Executive shall have received payment of the benefit provided by Section 4(a)(i) prior to receipt by the Company of the notice contemplated by this Section 4(e), then prior to and as a condition precedent to Executive being relieved from any covenant not to compete, the Executive shall reimburse Company an amount of money equal (i) the sum of (A) Executive's Base Pay (at the highest rate in effect for any period prior to the Termination Date) plus (B) Incentive Pay (determined in accordance with the standards set forth in Section 1(f)) (ii) less any non-recoverable income taxes paid by Executive relating to that portion of his 4(a)(i) payment. The waiver of any covenant not-to-compete contemplated by this Section 4(e) shall not include any

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                                                                   Exhibit 10.32

                  covenant by Executive to maintain and not misapply any of the Company's confidential business information.

      5. NO MITIGATION OBLIGATION: The Company hereby acknowledges that it will be difficult and may be impossible

            (a) for the Executive to find reasonably comparable employment following the Termination Date, and

            (b) to measure the amount of damages which Executive may suffer as a result of termination of employment hereunder. In addition, the Company acknowledges that its severance pay plans applicable in general to its salaried employees do not provide for mitigation, offset or reduction of any severance payment received thereunder. Accordingly, the payment of the severance compensation by the Company to the Executive in accordance with the terms of this Agreement is hereby acknowledged by the Company to be reasonable and will be liquidated damages, and the Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise, except as expressly provided in the last sentence of Section 4(a)(ii).

      6. LEGAL FEES AND EXPENSES. It is the intent of the Company that the Executive not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of Executive's rights under this Agreement by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if it should appear to the Executive that the company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive hereunder, the company irrevocably authorizes the Executive from time to time to retain counsel of Executive's choice, at the expense of the company as hereafter provided, to advise and represent the Executive in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against

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                                                                   Exhibit 10.32

            the Company or any Director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Executive's entering into an attorney-client relationship with such counsel, and in that connection the Company and the Executive agree that a confidential relationship shall exist between the Executive and such counsel. Without respect to whether the Executive prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all attorneys' and related fees and expenses incurred by the Executive in connection with any of the foregoing.

      7. EMPLOYMENT RIGHTS; TERMINATION PRIOR TO CHANGE IN CONTROL: Nothing expressed or implied in this Agreement will create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company or any Subsidiary prior to or following any Change in Control. Any termination of employment of the executive or the removal of the Executive from the office or position in the Company following the commencement of any discussion with a third person that ultimately results in a Change in Control shall be deemed to be a termination or removal of the Executive after a Change in Control for purposes of this Agreement.

      8. WITHHOLDING OF TAXES: The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any law or government regulation or ruling.

      9.    SUCCESSORS AND BINDING AGREEMENT:

            (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation,

                                     - 12 -
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                                                                   Exhibit 10.32

                  reorganization or otherwise (and such successor shall thereafter be deemed the "Company" for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

            (b) This Agreement will inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

            (c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 9(a) and 9(b) hereof. Without limiting the generality or effect of the foregoing, the Executive's right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by Executive's will or by the last of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 9(c), the Company shall have no liability to pay an amount so attempted to be assigned, transferred or delegated.

      10. NOTICES: For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as Federal Express, UPS, or Purolator, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Executive at his/her principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

      11. GOVERNING LAW: The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the Commonwealth of

                                     - 13 -
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                                                                   Exhibit 10.32

            Kentucky, without giving effect to the principles of conflict of laws of such Commonwealth.

      12. VALIDITY: If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

      13. MISCELLANEOUS: No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior to subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. References to sections are to references to sections of this Agreement.

      14. COUNTERPARTS: This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

NATIONAL PROCESSING, INC.                 Executive

By: _____________________________         __________________________
Its _____________________________

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